Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Brunswick to Sell Retail Bowling Business to Bowlmor AMF
Bowling Products Business for Sale; Conference Call at 4 p.m. (CDT) Today

LAKE FOREST, Ill., July 17, 2014 - Brunswick Corporation (NYSE: BC) today announced it has agreed to sell its Retail Bowling business to Bowlmor AMF for $270 million, contingent upon customary closing procedures. Brunswick anticipates completing this transaction in approximately 90 days.

In connection with its decision to sell its bowling centers, Brunswick also announced its intention to divest its Bowling Products business. Brunswick is targeting to complete that sales process by the end of 2014, during which time the Company will continue to operate the business. Brunswick will retain its legacy and namesake Billiards business.

Sale of Retail Bowling Business
Brunswick stated that it had found the Bowlmor AMF offer, which was unsolicited, to be a unique opportunity to transfer ownership of this business at an attractive valuation. “Brunswick Retail Bowling has long been a solid contributor to our Company, and last year had approximately $187 million in sales. After careful consideration, however, we concluded that this transaction is in the best interests of our shareholders and the Retail Bowling business,” explained Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.

“The bowling industry has been evolving as center counts decline and the customer mix shifts from predominately league bowling to casual bowlers seeking an entertainment-oriented experience. For Brunswick to drive growth in this business, it would take continual development of new entertainment concepts and significant additional investment to implement these new concepts at new properties or to convert existing centers. We believe directing investments into select portions of our core Marine operations as well as our Fitness business provide better opportunities for greater returns. In 2013, the Marine and Fitness businesses together accounted for 92 percent of Brunswick’s net revenues,” McCoy continued.

“Conversely, Bowlmor AMF’s primary strategic objective is to invest in and grow its retail bowling business, which includes proven entertainment concepts in certain of its centers. With the addition of the Brunswick locations, Bowlmor AMF will increase its center count to 343 in North America, and, it will add some of the most dedicated and talented people in retail bowling.

Exit of Bowling Products
“Finally, due to our exit from the Retail Bowling business, combined with similar market dynamics, we have retained Lazard to seek a suitable buyer for our Bowling Products business,” McCoy concluded.

Brunswick stated its current plan assumes that the eventual purchaser will retain both the manufacturing operations and the talented workforce of Bowling Products. During the sale process, Bowling Products will maintain ongoing operations and conduct business-as-usual, while keeping its employees, distribution network and customer base informed of the sale’s progress.

Restatement of Financial Results
As a result of the Company’s announced sale of its Retail Bowling business and its intention to sell its Bowling Products business, beginning with the third quarter of 2014, Brunswick will report the results of these businesses, which were previously reported in the Bowling & Billiards segment, as discontinued operations. In addition, the results of the Billiards business will be included in the Company’s Fitness segment.
Attached to this release, the Company has provided certain restated financial information for 2012, 2013 and the first quarter of 2014.

Impact on 2014 results and 2016 targets
As a result of these divestitures and associated discontinued operations treatment, Brunswick estimates the dilution to EPS from continuing operations, on both a GAAP and as adjusted basis, to be approximately $0.20 per diluted share for the full-year 2014. Further, Brunswick estimates that for 2014, the free cash flow from continuing operations will be lower by $35 million to $40 million.

The Company continues to believe it can achieve the long-term financial targets included in its three-year plan. Therefore, the Company maintains its original base case target of $3.00 to $3.40 earnings per diluted share in 2016.

Use of Proceeds
“Going forward, we anticipate net proceeds from both these divestitures and associated actions, which reflect our current estimates for taxes and liabilities to be paid, to approximate $270 million to $290 million. We believe our best opportunity to increase shareholder value is to use these net proceeds to strengthen our Marine and Fitness segments. Further, we plan to consider the following: increasing the quarterly dividend, accelerating contributions to the Company’s underfunded pension plans as part of our de-risking strategy, and establishing a share repurchase program,” McCoy explained.

“Our highest priority will be to target investment opportunities in segments such as marine parts and accessories along with those in Fitness. Brunswick already has completed one such investment by acquiring Whale, a leading marine parts and accessories provider, and we anticipate additional acquisition activity in this area,” McCoy explained.

Conference Call
Brunswick will have a conference call today at 4 p.m. (CDT). Security analysts and investors wishing to participate via telephone should call 877-280-4956 (passcode: Brunswick). Callers outside of North America should call 857-244-7313 (passcode: Brunswick) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. To listen via Internet go to http://www.brunswick.com/investors. You will also find slides of the presentation on the website. A replay of the conference call will be available through midnight (CDT) July 24, 2014, by calling 888-286-8010 or international dial 617-801-6888 (passcode: 25247783). The replay also will be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness and billiards equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from international competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2013. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats, and Life Fitness and Hammer Strength fitness equipment. For more information, visit http://www.brunswick.com.

Release:    IMMEDIATE
Contact:    Bruce Byots
Vice President - Corporate and Investor Relations
Phone:    847-735-4612

Contact:    Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:    847-735-4617
Email:        daniel.kubera@brunswick.com

Brunswick Corporation
Segment Restatement - Continuing Operations
2013 - 2014
(in millions)
(unaudited)

	First Quarter - 2014 and 2013
	Net Sales		Operating Earnings (Loss)		Restructuring
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Marine Engine	$505.1	$521.8	$61.7	$71.5	$—	$—
Boat	282.8	289.7	8.4	2.4	—	4.9
Marine eliminations	(73.1)	(67.6)	—	—	—	—
Total Marine	714.8	743.9	70.1	73.9	—	4.9

Fitness	180.1	171.2	29.7	24.7	—	—
Pension - non-service costs	—	—	(3.7)	(4.9)	—	—
Corporate/Other	—	—	(14.2)	(18.5)	—	0.7
Total	$894.9	$915.1	$81.9	$75.2	$—	$5.6

	Second Quarter - 2013
	Net Sales		Operating Earnings (Loss)		Restructuring
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended
	June 29, 2013	June 29, 2013	June 29, 2013	June 29, 2013	June 29, 2013	June 29, 2013
Marine Engine	$631.7	$1,153.5	$119.4	$190.9	$—	$—
Boat	310.9	600.6	14.6	17.0	2.5	7.4
Marine eliminations	(66.1)	(133.7)	—	—	—	—
Total Marine	876.5	1,620.4	134.0	207.9	2.5	7.4

Fitness	156.9	328.1	21.5	46.2	—	—
Pension - non-service costs	—	—	(4.6)	(9.5)	—	—
Corporate/Other	—	—	(15.1)	(33.6)	—	0.7
Total	$1,033.4	$1,948.5	$135.8	$211.0	$2.5	$8.1

Brunswick Corporation
Segment Restatement - Continuing Operations
2013
(in millions)
(unaudited)

	Third Quarter - 2013
	Net Sales		Operating Earnings (Loss)		Restructuring
	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Nine Months Ended
	September 28, 2013	September 28, 2013	September 28, 2013	September 28, 2013	September 28, 2013	September 28, 2013
Marine Engine	$511.1	$1,664.6	$75.2	$266.1	$—	$—
Boat	191.7	792.3	(16.9)	0.1	2.6	10.0
Marine eliminations	(49.1)	(182.8)	—	—	—	—
Total Marine	653.7	2,274.1	58.3	266.2	2.6	10.0

Fitness	170.7	498.8	25.3	71.5	—	—
Pension - non-service costs	—	—	(4.6)	(14.1)	—	—
Corporate/Other	—	—	(16.3)	(49.9)	—	0.7
Total	$824.4	$2,772.9	$62.7	$273.7	$2.6	$10.7

	Fourth Quarter - 2013
	Net Sales		Operating Earnings (Loss)		Restructuring
	Three Months Ended	Year Ended	Three Months Ended	Year Ended	Three Months Ended	Year Ended
	December 31, 2013	December 31, 2013	December 31, 2013	December 31, 2013	December 31, 2013	December 31, 2013
Marine Engine	$423.5	$2,088.1	$18.1	$284.2	$—	$—
Boat	239.7	1,032.0	(21.9)	(21.8)	5.8	15.8
Marine eliminations	(53.6)	(236.4)	—	—	—	—
Total Marine	609.6	2,883.7	(3.8)	262.4	5.8	15.8

Fitness	217.2	716.0	36.6	108.1	—	—
Pension - non-service costs	—	—	(4.6)	(18.7)	—	—
Corporate/Other	—	—	(20.1)	(70.0)	—	0.7
Total	$826.8	$3,599.7	$8.1	$281.8	$5.8	$16.5

Brunswick Corporation
Selected Financial Data - Continuing Operations
2012 - 2014
(in millions)
(unaudited)
	Quarter Ended					Year Ended
	March 29, 2014	March 30, 2013	June 29, 2013	September 28, 2013	December 31, 2013	December 31, 2013	December 31, 2012
Net sales	$894.9	$915.1	$1,033.4	$824.4	$826.8	$3,599.7	$3,416.8
Gross margin(A)	27.2%	25.9%	28.0%	27.6%	23.6%	26.4%	25.6%
Operating earnings(B)	$81.9	$75.2	$135.8	$62.7	$8.1	$281.8	$237.2
Earnings before income taxes(B) (C)	$75.1	$62.5	$90.8	$54.6	$1.0	$208.9	$156.0
Diluted earnings per common share(D)	$0.52	$0.46	$0.84	$0.61	$6.13	$8.07	$1.35

(A) Gross margin is defined as Net sales less Cost of sales, divided by Net sales.
(B) Includes restructuring charges of $5.6 million, $2.5 million, $2.6 million and $5.8 million for the quarters ended March 30, 2013, June 29, 2013, September 28, 2013 and December 31, 2013, respectively. Includes restructuring charges of $16.5 million and $25.4 million for the years ended 2013 and 2012, respectively.
(C) Includes debt extinguishment losses of $0.1 million, $32.3 million, $0.3 million and $0.1 million for the quarters ended March 30, 2013, June 29, 2013, September 28, 2013 and December 31, 2013, respectively. Includes debt extinguishment losses of $32.8 million and $16.3 million for the years ended 2013 and 2012, respectively.
(D) Includes reversal of deferred tax valuation allowance reserves of ($6.35) and ($6.39) per share for the quarter ended and year ended December 31, 2013, respectively. Includes restructuring charges of $0.05, $0.02, $0.02 and $0.06 per share for the quarters ended March 30, 2013, June 29, 2013, September 28, 2013 and December 31, 2013, respectively. Includes restructuring charges of $0.16 and $0.27 per share for the years ended 2013 and 2012, respectively. Includes debt extinguishment losses of $0.32 and $0.01 per share for the quarters ended June 29, 2013 and December 31, 2013, respectively. Includes debt extinguishment losses of $0.32 and $0.18 per share the the years ended 2013 and 2012, respectively. Includes the effect of special tax items of $0.11, $0.02, ($0.05) and $0.22 per share for the quarters ended March 30, 2013, June 29, 2013, September 28, 2013 and December 31, 2013, respectively. Includes the effect of special tax items of $0.31 and $0.03 per share for the years ended 2013 and 2012, respectively.